Exhibit 5.1

July 14, 2020

Equillium, Inc.

2223 Avenida de la Playa, Suite 105

La Jolla, CA 92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Equillium, Inc., a Delaware corporation (the “Company”), of up to an aggregate of $150,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-234683) (the “Registration Statement”), which was filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on November 13, 2019, and declared effective by the SEC on November 25, 2019, the base prospectus dated November 25, 2019 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on July 14, 2020 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through Jefferies LLC, as sales agent (the “Agent”), pursuant to that certain Open Market Sale Agreement, dated as of July 14, 2020, by and between the Company and the Agent (the “Sale Agreement”).

In connection with the preparation of this opinion, we have examined the of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, resolutions of the Company’s Board of Directors, the Sale Agreement, the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sale Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the corporation laws of the State of Delaware and the federal laws of the United States of America. Insofar as the matters covered by this opinion may be governed by the laws of other states or the corporate laws of the State of Delaware, we have assumed that such laws are identical in all respects to the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, which is incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

This opinion is intended solely for use in connection with the offer and sale of the Shares pursuant to the Sale Agreement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW